Exhibit 99.1

Power Solutions International Announces First Quarter 2024 Financial Results
Net Income increased by 91%, EPS were $0.31, an increase of $0.15 for the Quarter,
Gross Margin 27.0%, an increase of 6.9% for the Quarter,
Operating Cash Flows were $15.6 million, an increase of $10.6 million for the Quarter,
Debt decreased $5.0 million for the Quarter,
Shareholder Equity restored positive $3.2 million for the Quarter.

WOOD DALE, Ill., May 7, 2024 – Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announces first quarter 2024 financial results.
First Quarter 2024 Results
Today, Power Solutions International, Inc., reported results for the three months ended March 31, 2024, with first quarter of 2024 net income of $7.1 million and diluted earnings per share of $0.31, compared to net income of $3.7 million and diluted earnings per share of $0.16 for the first quarter of 2023.
Sales for the first quarter of 2024 were $95.2 million, a decrease of $21.2 million, or 18%, compared to the first quarter of 2023, as a result of lower sales of $14.1 million and $24.4 million within the industrial and transportation end markets, respectively, partially offset by an increase of $17.3 million in the power systems end market. Higher power systems end market sales are primarily due to increased demand for products across various applications, with the largest increases attributable to products used within the packaging market such as enclosures serving the fast-growing data center market as well as oil and gas products and demand response products. The decreased sales within the transportation end market were primarily attributable to lower sales in the truck and school bus market as customer products have evolved and new compliance and regulatory requirements have changed engine product offerings. Decreased industrial end market sales are primarily due to decreases in demand for products used within the material handling and arbor care markets, as well as the direct effects of enforcement of the Uyghur Forced Labor Prevention Act (“UFLPA”), which limited the Company’s ability to import certain raw materials in early 2024.
Gross profit increased by $2.3 million, or 10%, during the first quarter of 2024 as compared to the same period in the prior year. Gross margin in the first quarter of 2024 was 27.0%, an increase of 6.8 percentage points compared to 20.2% in the same period last year, primarily due to improved mix, pricing actions, higher operating efficiencies, and lower warranty costs. For the three months ended March 31, 2024, warranty costs were $1.5 million net of supplier recoveries, and other adjustments, including $0.1 million of charges for adjustments to preexisting warranties, an improvement of $3.5 million compared to warranty costs of $5.1 million last year, largely due to lower adjustments to preexisting warranties during the first quarter of 2024. A majority of the preexisting warranty activity is attributable to products sold within the transportation end market.
Selling, general and administrative expenses decreased during the first quarter of 2024 by $0.4 million, or 4%, compared to the prior year. The decrease is primarily due to lower selling expenses associated with decreased sales in the transportation segment and lower professional fees, partially offset by an increase in incentive compensation expenses.
Interest expense was $3.3 million in the first quarter of 2024 as compared to $4.7 million in the same period in the prior year, largely due to higher overall effective interest rates on the Company’s debt, partially offset by lower average outstanding debt.
Adjusted net income was $7.0 million, or Adjusted income per share of $0.31 in the first quarter of 2024, compared to Adjusted net income of $3.8 million, or Adjusted income per share of $0.16 for the first quarter of 2023. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $11.9 million compared to Adjusted EBITDA of $10.1 million in the first quarter last year.
See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.
Debt Update
The Company’s total debt was approximately $140.2 million at March 31, 2024, while cash and cash equivalents were approximately $33.1 million. This compares to total debt of approximately $145.2 million and cash and cash equivalents of approximately $22.8 million at December 31, 2023. Included in the Company’s total debt at March 31, 2024, were borrowings of $45.0 million under the Uncommitted Revolving Credit Agreement (“Credit Agreement”) with Standard Chartered Bank, borrowings of $25.0 million, $50.0 million, and $19.8 million respectively, under the various Shareholder Loan Agreements, with Weichai America Corp., its majority stockholder, as described in more detail in the Company's Form 10-Q for the first quarter of 2024. The Company made payments totaling $5.0 million related to the Credit Agreement, during the first quarter of 2024 and an additional $5.0 million in April 2024.
Management Comments
Dino Xykis, Chief Executive Officer and Chief Technical Officer, commented, “Despite headwinds we experienced in the first quarter 2024, such as supply chain challenges from UFLPA and demand weakness on some products, the company managed to achieve profitability by prioritizing margin enhancement and efficient management of working capital. We expect sales will improve for the remaining year, driven by strong demand for our power systems products. We are also extremely pleased that we restored positive shareholder equity in the quarter, for the first time since 2020. We also paid down debt $5.0 million in the first quarter of 2024, and an additional $5.0 million in April 2024.”
Xykis continued, “While there will be challenges and uncertainties ahead of us in 2024, we are committed to profitable growth and expect growth from the power systems end market to help drive our outlook for the upcoming year.”
Outlook for 2024
The Company expects its sales in 2024 to increase by approximately 3% versus 2023 levels, a result of expectations for strong growth in the power systems end market paired with flat sales in the industrial end market and a forecasted reduction in the transportation end markets. Notwithstanding this outlook, which is being driven in part by expectations for continuous improvement in supply chain dynamics, including timelier availability of parts and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the impact on the global economy of the war in Ukraine and Israel, among other factors.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine and Israel-Hamas conflicts), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber-attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports, the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the UFLPA delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Kenneth Li
Chief Financial Officer
630-284-9719
kli@psiengines.com

Results of operations for the three months ended March 31, 2024 compared with the three months ended March 31, 2023 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended March 31,
	2024	2023	Change	% Change
Net sales (from related parties $197 and $1,097 for the three months ended March 31, 2024 and 2023, respectively)	$95,240	$116,469	$(21,229)	(18)%
Cost of sales (from related parties $153 and $825 for the three months ended March 31, 2024 and 2023, respectively)	69,484	93,000	(23,516)	(25)%
Gross profit	25,756	23,469	2,287	10%
Gross margin %	27.0%	20.2%	6.9%
Operating expenses:
Research and development expenses	5,197	4,604	593	13%
Research and development expenses as a % of sales	5.5%	4.0%	1.5%
Selling, general and administrative expenses	9,532	9,905	(373)	(4)%
Selling, general and administrative expenses as a % of sales	10.0%	8.5%	1.5%
Amortization of intangible assets	365	436	(71)	(16)%
Total operating expenses	15,094	14,945	149	1%
Operating income	10,662	8,524	2,138	25%
Interest expense (from related parties $2,222 and $1,816 for the three months ended March 31, 2024 and 2023, respectively)	3,346	4,665	(1,319)	(28)%
Income before income taxes	7,316	3,859	3,457	90%
Income tax expense	201	135	66	49%
Net income	$7,115	$3,724	$3,391	91%

Earnings per common share:
Basic	$0.31	$0.16	$0.15	94%
Diluted	$0.31	$0.16	$0.15	94%

Non-GAAP Financial Measures:
Adjusted net income *	$7,041	$3,811	$3,230	85%
Adjusted net income per share – diluted*	$0.31	$0.16	0.15	94%
EBITDA *	$11,979	$9,970	$2,009	20%
Adjusted EBITDA *	$11,905	$10,057	$1,848	18%
NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of March 31, 2024 (unaudited)	As of December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$33,063	$22,758
Restricted cash	3,165	3,836
Accounts receivable, net of allowances of $5,476 and $5,975 as of March 31, 2024 and December 31, 2023, respectively; (from related parties $733 and $777 as of March 31, 2024 and December 31, 2023, respectively)	49,291	66,979
Income tax receivable	412	550
Inventories, net	88,800	84,947
Prepaid expenses and other current assets	34,338	26,312
Total current assets	209,069	205,382
Property, plant and equipment, net	14,911	14,928
Right-of-use assets, net	26,350	27,145
Intangible assets, net	3,549	3,914
Goodwill	29,835	29,835
Other noncurrent assets	3,089	3,099
TOTAL ASSETS	$286,803	$284,303

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable (to related parties $27,626 and $24,496 as of March 31, 2024 and December 31, 2023, respectively)	$72,821	$67,355
Current maturities of long-term debt	117	139
Revolving line of credit	45,000	50,000
Finance lease liability, current	76	76
Operating lease liability, current	4,123	3,912
Other short-term financing (from related parties $94,820 as of both March 31, 2024 and December 31, 2023)	94,820	94,820
Other accrued liabilities (to related parties $2,222 and $1,833 as of March 31, 2024 and December 31, 2023, respectively)	28,794	31,999
Total current liabilities	245,751	248,301
Deferred income taxes	1,532	1,478
Long-term debt, net of current maturities	77	90
Finance lease liability, long-term	75	94
Operating lease liability, long-term	24,095	25,070
Noncurrent contract liabilities	2,185	2,401
Other noncurrent liabilities	9,864	10,786
TOTAL LIABILITIES	$283,579	$288,220

Commitments and Contingencies (Note 9)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,968 shares outstanding at both March 31, 2024 and December 31, 2023	23	23
Additional paid-in capital	157,796	157,770
Accumulated deficit	(153,675)	(160,790)
Treasury stock, at cost, 149 shares at both March 31, 2024 and December 31, 2023	(920)	(920)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	3,224	(3,917)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$286,803	$284,303
See Notes to Consolidated Financial Statements

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended March 31,
	2024	2023
Cash provided by operating activities
Net income	$7,115	$3,724
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	365	436
Depreciation	952	1,010
Stock-based compensation expense	26	69
Amortization of financing fees	244	449
Deferred income taxes	54	61
(Credit) provision for losses in accounts receivable	(499)	410
Increase in allowance for inventory obsolescence	946	884
Other adjustments, net	—	3
Changes in operating assets and liabilities:
Accounts receivable	18,187	6,407
Inventories	(4,798)	(12,593)
Prepaid expenses, right-of-use assets and other assets	(6,198)	(578)
Accounts payable	5,345	3,439
Income taxes receivable	138	—
Accrued expenses	(3,528)	466
Other noncurrent liabilities	(2,719)	814
Net cash provided by operating activities	15,630	5,001
Cash used in investing activities
Capital expenditures	(815)	(612)
Net cash used in investing activities	(815)	(612)
Cash used in financing activities
Repayment of long-term debt and lease liabilities	(51)	(53)
Repayment of short-term financings	(5,000)	(594)
Payments of deferred financing costs	(130)	(986)
Net cash used in financing activities	(5,181)	(1,633)
Net increase in cash, cash equivalents, and restricted cash	9,634	2,756
Cash, cash equivalents, and restricted cash at beginning of the period	26,594	27,900
Cash, cash equivalents, and restricted cash at end of the period	$36,228	$30,656

(in thousands)	As of March 31,
	2024	2023
Reconciliation of cash, cash equivalents, and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	$33,063	$26,934
Restricted cash	3,165	3,722
Total cash, cash equivalents, and restricted cash	$36,228	$30,656
See Notes to Consolidated Financial Statements

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP above, this report also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – basic
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.
The following table presents a reconciliation from Net income to Adjusted net income for the three months ended March 31, 2024 and 2023:

(in thousands)	For the Three Months Ended March 31,
	2024	2023
Net income	$7,115	$3,724
Stock-based compensation [1]	26	69
Other legal matters [2]	(100)	18
Adjusted net income	$7,041	$3,811
The following table presents a reconciliation from Net income per share – basic to Adjusted net income per share – diluted for the three months ended March 31, 2024 and 2023:

	For the Three Months Ended March 31,
	2024	2023
Net income per share – basic	$0.31	$0.16
Adjusted net income per share – diluted	$0.31	$0.16

Diluted shares (in thousands)	22,973	22,968

The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three months ended March 31, 2024 and 2023:

(in thousands)	For the Three Months Ended March 31,
	2024	2023
Net income	$7,115	$3,724
Interest expense	3,346	4,665
Income tax expense	201	135
Depreciation	952	1,010
Amortization of intangible assets	365	436
EBITDA	11,979	9,970
Stock-based compensation [1]	26	69
Other legal matters [2]	(100)	18
Adjusted EBITDA	$11,905	$10,057
1.Amounts reflect non-cash stock-based compensation expense and have no material impact on the Adjusted earnings per share for the three months ended March 31, 2024 and 2023.
2.Amounts include legal settlements and have no material impact on the Adjusted earnings per share for the three months ended March 31, 2024 and 2023.